Exhibit 10.8

AGREEMENT

This Agreement (the “Agreement”) is made effective as of August 14, 2026 (the “Effective Date”), by and between Fabric.AI, Inc., a Delaware corporation (the “Company”) and Michael Murray (the “Consultant”) (collectively, the Company and the Consultant shall be referred to as, the “Parties” or individually as a “Party”).

WHEREAS, the Company and Kopin Corporation entered into the Joint Development and License Agreement, dated April 27, 2026 (the “License”), pursuant to which the Joint Steering Committee (“JSC”) was established, and, since the execution of the License, the Consultant has been acting as Chairman of the JSC;

WHEREAS, the Parties acknowledge that both the Company and Kopin will receive benefits from the successful development and commercialization of the technology contemplated by the License; and

WHEREAS, to incentivize the Consultant’s performance of the Services (defined below), the Company desires to grant the Consultant stock options to purchase shares of the Company’s common stock, subject to the terms of this Agreement and the applicable equity award documentation.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Parties, intending to be legally bound, hereby agree as follows:

A. Engagement

The Consultant shall provide the Services defined below in Section C herein for the Company (the “Engagement”).

B. Term

1. Term. Subject to Section B.2., the Services under this Agreement shall commence on the Effective Date and shall continue so long as the License remains in effect (the “Term”).

2. Termination. Notwithstanding the provisions of Section B.1., Consultant may resign from his role as Chairman of the JSC and terminate this Agreement upon not less than 60 days prior written notice.

C. Services to be Performed

1. Services. The Services rendered pursuant to this Agreement, and the Consultant’s sole obligation to provide services to the Company under this Agreement, shall be as set forth on Exhibit A attached hereto (the “Services”).

2. No Exclusivity; No Time Commitment. The Parties acknowledge and agree that this Agreement is a non-exclusive engagement for the Consultant’s services. Except for the Consultant’s performance of the Services, and chairing four virtual steering committee meetings, per calendar year, the Consultant shall have no obligation to devote any minimum amount of time or business efforts to the Company, and the Consultant may engage in any other gainful activities, investments, opportunities or businesses; provided that nothing in this Section C.2 shall authorize the Consultant to use or disclose Confidential Information in violation of this Agreement or modify any right or obligation of any party under the License.

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3. Disclaimer and Waiver of Corporate Opportunity. To the fullest extent permitted by applicable law, the Company disclaims and renounces any interest or expectancy in any business opportunity, transaction, investment, product, technology or other matter that may be presented to, become known by, or be pursued by the Consultant other than in connection with the performance of the Services, and the Consultant shall have no fiduciary or other duty to disclose, offer or present any such opportunity to the Company or to refrain from pursuing or participating in any such opportunity for the Consultant’s own account or for the account of any other person or entity; provided that the foregoing shall not authorize the Consultant to use or disclose Confidential Information in violation of this Agreement or modify any right or obligation of any party under the License.

D. Compensation for Services

1. Stock Options. To incentivize the Consultant’s performance of the Services, the Company shall grant to the Consultant stock options to purchase shares of the Company’s common stock at an exercise price per share equal to the closing price on the grant date (or the closing price of the last preceding business day if the grant date is not a business day), which shall vest in three equal installments on the first, second, and third annual anniversaries of the grant date and will include specific exercise conditions, subject to the terms and conditions of the Company’s standard nonqualified stock option award agreement and the Company’s long-term incentive plan.

2. Entire Compensation. The Consultant acknowledges that the stock options constitute the sole and entire compensation and reimbursements payable for the Engagement and the provision of the Services of the Consultant, and the Parties specifically agree that no other compensation, benefits or reimbursements of any other nature shall be paid or payable to the Consultant as a result of the provision of Services hereunder.

E. Nondisclosure of Confidential and Proprietary Information.

1. Obligation to Maintain Confidentiality. The Consultant acknowledges that it will have access to Confidential Information (as defined in Article V of the License) of the Company.

2. Treatment and Ownership of Confidential Information. The Consultant shall store and maintain all Confidential Information, and otherwise comply with the provisions of Article V of the License at all times in connection with the performance of the Services.

F. Intellectual Property. Any know-how, inventions, discoveries, data, information, specifications, sketches, records, reports, proposals, software, charts, designs, or other documents, whether or not of a technical, operational, or economic nature, and any United States and foreign patent applications related thereto, which are or were conceived or developed by the Consultant, whether individually or jointly with any Company employee, and arising out of the Services shall be treated solely in accordance with the terms of the License. Nothing in this Agreement shall expand, limit, amend, modify or waive any right or obligation of any party under the License.

G. Legal and Equitable Remedies. Because the Consultant’s services are personal and unique and because the Consultant has and will continue to have access to, and become acquainted with, Confidential Information, the Consultant expressly acknowledges and agrees that (1) a breach or threatened breach of any of Sections E or F by the Consultant would result in irreparable harm for which money damages would be an inadequate remedy, and (2) the Company will have the right to enforce Sections E and F and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without posting a bond or other security, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company’s remedies under this Section G are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

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H. Indemnification

1. The Consultant shall not be liable to the Company or their subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless such Loss shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of the Consultant. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined below) relating to the Services which may be provided by the Consultant hereunder. The Company and its subsidiaries shall defend, indemnify and hold harmless the Consultant from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of either of the Company other than for Claims which are a result of gross negligence, bad faith or willful misconduct by the Consultant. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company or its subsidiaries and the Consultant in which the Consultant may be included with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Consultant, except that if such damage is the result of gross negligence, bad faith or willful misconduct by the Consultant then the Consultant shall reimburse the Company and their subsidiaries for the reasonable costs of defense and other costs incurred by the Company and its subsidiaries (including any losses as a result of such actions).

2. The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

3. The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

I. Survival

The obligations of the Parties pursuant to Sections E, F, and H shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

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J. Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Consultant is not and shall not be considered an employee, officer, director, fiduciary, agent, partner or joint venturer of the Company by virtue of this Agreement, the Engagement, the Services, the grant of stock options or his role as Chairman of the JSC. The Consultant shall not have any management authority, decision-making authority over corporate affairs, responsibility for Company governance, fiduciary duties to the Company or obligation to devote any minimum amount of time or business efforts to the Company, except to perform the Services. The Consultant is not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by the Consultant or otherwise. The Consultant is responsible for all taxes, if any, imposed on him in connection with his performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

K. Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties the Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

L. Entire Agreement; Amendments

This Agreement (together with the License) contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal, with respect to such subject matter. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto. In the event of any conflict between this Agreement and the License, the License shall prevail. Nothing in this Agreement is intended to, and nothing in this Agreement shall, expand, limit, amend, modify or waive any provision, right, remedy, obligation or limitation under the License.

M. Counterparts

This Agreement may be signed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

N. Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be governed by the internal laws of the State of Delaware without regard to choice of law principles. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New York located in the New York County, and of the United States District Court of the Southern District of New York and the parties agree to submit to the personal jurisdiction and venue in these courts. Each Party waives the right to a trial by jury in any such dispute. The prevailing or non-dismissing party in any such dispute shall be entitled to reimbursement of all reasonable expenses, including court costs and attorney fees incurred in good faith.

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O. Notices

All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, or (iii) when transmitted by electronic mail, in each case addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section O:

If to the Company:	Fabric.AI, Inc.
1185 Avenue of the Americas
New York, NY 10036
Attn: Joshua Silverman, Chief Executive Officer

If to the Consultant:	To the most recent address of the Consultant in the Company’s records

P. Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

COMPANY:

FABRIC.AI, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chief Executive Officer

CONSULTANT:

By:	/s/ Michael Murray

Exhibit A

Chairman, Joint Steering Committee (Non-Executive and Non-Fiduciary)

Position Summary

Reporting to the CEO and Board of Directors of Fabric.AI, the Chairman of the Joint Steering Committee (JSC) serves as the leader of the Joint Steering Committee established under Article III of the Joint Development and License Agreement, dated April 27, 2026 (the “License”). The Chairman provides executive-level guidance on technology strategy, product innovation, market opportunities, ecosystem development, contributions to the recruiting of other steering committee members, and offers advice on strategic investments while facilitating alignment among participating organizations.

This position is strictly advisory and collaborative in nature and does not constitute membership on the Board of Directors, an employment relationship or create fiduciary duties. The Chairman has no management authority, decision-making authority over corporate affairs, or responsibility for company governance. In addition, the JSC shall in all cases be governed in accordance with Article III of the License and the role of Chairman does not confer any super-voting power or amend any provisions of the License regarding the powers or decision making process of the JSC or otherwise.

Nothing in this summary is intended to, and expressly does not, modify or amend any of the terms or conditions of the License. In the event of any conflict, between this summary and the License, the License shall control.

Purpose of the Role

●	Guide long-term technology vision
●	Evaluate emerging technologies and market trends
●	Identify strategic investment opportunities
●	Facilitate technology partnerships
●	Promote collaboration
●	Prioritize joint R&D
●	Provide independent strategic perspective

Key Responsibilities

●	Chair committee meetings.
●	Guide technical roadmap discussions.
●	Evaluate emerging AI, semiconductor, networking and software technologies.
●	Recommend partnerships and investments.
●	Promote innovation and industry engagement.

Committee Leadership

●	Establish agendas.
●	Facilitate discussion.
●	Build consensus.
●	Document recommendations.
●	Present recommendations to management.

Qualifications

●	20+ years executive technology leadership.
●	Former CEO, CTO or equivalent preferred.
●	Strategic partnership and commercialization experience.
●	Strong industry network.

Non-Fiduciary Status

●	Advisory only. Not a Board member. Recommendations are non-binding. Governance remains with the Board and executive management.
●	Not an officer or employee of Fabric.AI

Success Measures

●	Strategic guidance quality.
●	High-value partnerships.
●	Innovation leadership.
●	Technology roadmap impact.